EXHIBIT A

                      TERMINATION AGREEMENT

     AGREEMENT dated as of the 22nd day of April, 1998 by and between:

          ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a
          Delaware corporation ("ERS"),

          -and-

          TELEPANEL SYSTEMS INC., a corporation incorporated under the Canada Business Corporations Act ("Telepanel"),

          -and-

          TELEPANEL/ERS JOINT VENTURE, INC., a corporation incorporated under the Ontario Business Corporations Act (the "JV")

RECITALS:

(a) ERS and Telepanel entered into a combination agreement dated as of October 29, 1997 (the "Combination Agreement") and a joint distribution agreement dated as of February 3, 1998 (the "JDA").

(b) On and subject to the terms contained in the JDA, ERS and Telepanel formed the JV and the JV provided to ERS a promissory note dated February 3, 1998 (the "Note"), with performance under the Note guaranteed by Telepanel under a guarantee dated February 3, 1998 (the "Guarantee"), with security therefor provided by the terms of collateral security agreements dated February 3, 1998 and given by the JV and Telepanel (collectively, the "Security").

(c) The Combination Agreement, the JDA, the Note, the Guarantee and the Security are collectively referred to as the "Combination
Documentation".

(d) The parties desire to terminate the Combination Agreement and the JDA as set forth below.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PREMISES AND THE
AGREEMENTS SET FORTH BELOW, THE PARTIES AGREE AS FOLLOWS:

1. The Combination Agreement is hereby terminated in all respects. Without limiting the generality of the foregoing (or the provisions of Section 7 hereof), the provisions of Sections 8.3 and 8.4 of the Combination Agreement shall have no further force or effect; and the parties further acknowledge that all provisions of the roadmap letter dated August 6, 1997 executed by the parties shall similarly have no further force and effect. Notwithstanding the foregoing, no such termination shall affect the obligations contained in the Confidentiality Agreement dated August 6, 1997 between Telepanel and ERS, it being acknowledged, however, that the "Blackout Period" thereunder has terminated.

2. The JDA is hereby terminated, and the references thereto contained in the Shareholders Agreement dated February 3, 1998 among the parties hereto are hereby deleted. The parties expressly agree that, for purposes of the JDA, such agreement shall be deemed terminated pursuant to clause (ii) of paragraph (a) of Article V thereof, and, without limiting any provision of paragraph (c) of Article V of the JDA, the rights and obligations of the parties under the Note, the Guarantee, the Security, and the provisions of the JDA referenced therein (insofar as so referenced), without limitation extending to the final paragraph of paragraph
     (d)(i), and the provisions of paragraph (d)(ii) and (e), of
     Article IV of the JDA, will survive, as modified and amended as stipulated in sections 5 and 6 of this Agreement.

3. The JV herewith delivers to ERS the amount of U.S.$34,833.34, by wire transfer to ERS' Account No. 9393756802 at Fleet Bank (ABA No. 011900571), in payment of interest heretofore due and payable on the Note through and including April 1, 1998. The parties hereby acknowledge that payments under the Note shall hereinafter be made by wire transfer to the foregoing account, or in such other manner as the holder of the Note may hereafter designate in writing to the JV.

4. ERS waives any default under the Note, the Guarantee and the Security relating to any interest payment that would otherwise have become due and payable under the terms of the Note prior to the date of this Agreement, and ERS acknowledges that the termination of the JDA as aforesaid will not constitute an event of default within the meaning of the Note.

5. (a) The Note, the Guarantee and the Security are collectively amended to provide that any reference, or incorporation by reference, to the phrase "within 180 days after the expiration or termination of the Term" as contained in paragraph (d)(ii) of Article IV of the JDA, shall be deemed a reference, or incorporation by reference, as the case may be, to "on or before October 5, 1998".

     (b) The last two sentences of paragraph (d)(i) of Article IV of the JDA are hereby deleted and shall have no further force or effect. Clause (x) first appearing in paragraph (d)(ii) of
     Article IV of the JDA is hereby deleted and shall have no further force or effect.

     (c) Paragraph (c) of Section 5.1 of the Note is hereby amended to read as follows:

          "if default shall be made by the Joint Venture, Telepanel or any subsidiary of Telepanel in the performance or observance of any of the other covenants, agreements or conditions under the provisions of the Joint Distribution Agreement that remain in effect (other than the provisions of Articles IX(a) or XI thereof), or under this Note, the Guarantee, the Security Agreement or the Joint Venture Documentation (as defined in the Joint Distribution Agreement), on the date which falls 30 days thereafter;"

6. For greater certainty, there will be no liability on the part of ERS, Telepanel or the JV under any of the Combination Documentation for the payment of any break-up fees including, without limitation, any Additional Amount, within the meaning of the JDA, and any amount in respect of any ERS or Telepanel Competing Transaction, within the meaning of the Combination Documentation.

7. (a) ERS hereby remises, releases and forever discharges Telepanel, the JV, and each of its and their subsidiaries, and their respective officers, directors, employees and shareholders, and their respective successors and assigns (collectively, the "Telepanel Released Parties"), of and from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, controversies, agreements, promises, judgments, claims, damages and demands whatsoever, at law or in equity, that it has, or at any time had, or that it hereafter can, shall or may have against the Telepanel Released Parties, and each of them, but only to the extent they arise solely from the Combination Agreement, regardless of when any of the foregoing may accrue or may have accrued. For the purposes of clarity, the foregoing release shall have no effect on, or release, the provisions of the Note, the Guaranty or the Security, or the provisions of the JDA not terminated as aforesaid.

     (b) Telepanel and the JV each hereby remises, releases and forever discharges ERS, its subsidiaries and their respective officers, directors and employees and stockholders, and their respective successors and assigns (collectively, the "ERS Released Parties"), of and from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, controversies, agreements, promises, judgments, claims, damages and demands whatsoever, at law or in equity, that it has, or at any time had, or that it hereafter can, shall or may have against the ERS Released Parties, and each of them, but only to the extent they arise solely from the Combination Agreement, regardless of when any of the foregoing may accrue or may have accrued. For the purposes of clarity, the foregoing release shall have no effect on, or release, the provisions of the Note, the Guaranty or the Security, or the provisions of the JDA not terminated as aforesaid.

8. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.


IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT WITH
EFFECT AS OF THE DATE FIRST ABOVE WRITTEN.

                              ELECTRONIC RETAILING SYSTEMS
                              INTERNATIONAL, INC.


                              By s/Norton Garfinkle
                                ---------------------------
                                Chairman


                              TELEPANEL SYSTEMS INC.


                              By s/Christopher Skillen
                                ----------------------------
                                President and Chief Executive
                                Officer


                              TELEPANEL/ERS JOINT VENTURE, INC.


                              By s/Christopher Skillen
                                ----------------------------
                                President